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                                                                Exhibit 99(a)(7)

  This announcement is neither an offer to purchase nor a solicitation of an offer to sell these securities. The Offer is made only by the Offer to Purchase and the related Letter of Transmittal and is not being made to (nor will tenders be accepted from) holders of Shares in any jurisdiction in which the Offer or the acceptance thereof would not be in compliance with the securities laws of such jurisdiction. In those jurisdictions where securities laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Offeror by Donaldson, Lufkin & Jenrette Securities Corporation or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                     NOTICE OF OFFER TO PURCHASE FOR CASH
                    ALL OUTSTANDING SHARES OF COMMON STOCK
                                      OF
                           FOODBRANDS AMERICA, INC.
                                      AT
                               $23.40 PER SHARE
                                      BY
                                 IBP SUB, INC.
                         A WHOLLY OWNED SUBSIDIARY OF
                                   IBP, INC.

  IBP Sub, Inc., a Delaware corporation (the "Offeror") and a wholly owned subsidiary of IBP Foodservice L.L.C., a Delaware limited liability company whose sole members are IBP, inc., a Delaware corporation (the "Parent") and Prepared Foods, Inc., a Texas corporation and a wholly owned subsidiary of the Parent, hereby offers to purchase all outstanding shares of Common Stock, par value $.01 per share (the "Shares"), of Foodbrands America, Inc., a Delaware corporation (the "Company"), at a purchase price of $23.40 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated April 1, 1997 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
        TIME, ON MONDAY, APRIL 28, 1997, UNLESS THE OFFER IS EXTENDED.

  The Offer is being made pursuant to an Agreement and Plan of Merger dated as of March 25, 1997 (the "Merger Agreement"), among the Parent, the Offeror and the Company. The Merger Agreement provides, among other things, that, unless the parties otherwise agree, no later than the second business day after the purchase of Shares pursuant to the Offer and the satisfaction of the other conditions set forth in the Merger Agreement, the Offeror will be merged with and into the Company (the "Merger") in accordance with the relevant provisions of Delaware law. At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares held by the Company as treasury stock, Shares owned by any wholly owned subsidiary of the Company, Shares owned by the Parent or the Offeror or any subsidiary thereof, and Shares held by stockholders, if any, who properly exercise their appraisal rights under Delaware law) will be cancelled and converted into and become the right to receive $23.40 in cash, or any higher price that is paid in the Offer, without interest. On March 25, 1997, the Parent and the Offeror entered into Tender Agreements (the "Tender Agreements") with certain stockholders of the Company, pursuant to which such stockholders agreed, among other things, (1) to tender to the Offeror pursuant to the Offer, at $23.40 per share, such number of Shares which, when taken together with the Shares currently owned by the Parent and the Offeror, would cause the Parent and its affiliates to beneficially own 49.9% of the aggregate voting power represented by the issued and outstanding capital stock of the Company; (2) to grant to the Offeror options to purchase the same number of Shares held by such stockholders in certain circumstances; and (3) to vote the same number of Shares held by such stockholders in favor of the Merger Agreement and against all other acquisition proposals.
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  In connection with the Merger Agreement and the Tender Agreements, the Board
of Directors of the Company has approved, and stockholders representing a majority of the Shares have approved by written consent in lieu of a meeting of stockholders, amendments (the "Charter Amendment") to the Amended and Restated Certificate of Incorporation of the Company (the "Charter") that exclude the Merger Agreement, the Tender Agreements and the transactions contemplated therein from the restrictions of Article Fifth of the Charter (relating to certain stock transfer restrictions intended to preserve the tax benefits from the Company's previous net operating losses). The Company has filed with the Securities and Exchange Commission an information statement
(the "Information Statement") relating to the Charter Amendment and has agreed to distribute definitive copies of the Information Statement to the Company's stockholders as soon as practicable. The Company has agreed to file with the Secretary of State of the State of Delaware a certificate of amendment (the "Certificate of Amendment") relating to the Charter Amendment on the next business day following the expiration of any required period of distribution of the Information Statement. There can be no assurance that the Certificate of Amendment will be so filed with Secretary of State of the State of Delaware on or prior to April 28, 1997.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (i) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES REPRESENTING AT LEAST A MAJORITY OF ALL OUTSTANDING SHARES ON A FULLY DILUTED BASIS, (ii) ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR HAVING BEEN TERMINATED PRIOR TO THE EXPIRATION OF THE OFFER, (iii) THE CERTIFICATE OF AMENDMENT HAVING BEEN FILED WITH THE SECRETARY OF STATE OF THE STATE OF DELAWARE AND THE CHARTER AMENDMENT BEING IN FULL FORCE AND EFFECT, AND (iv) THE SATISFACTION OF CERTAIN OTHER TERMS AND CONDITIONS.

  THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER, THE MERGER, THE MERGER AGREEMENT AND THE TENDER AGREEMENTS, HAS DETERMINED THAT THE MERGER IS ADVISABLE AND THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS, AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES IN THE OFFER.

  For purposes of the Offer, the Offeror will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when the Offeror gives oral or written notice to The Bank of New York (the "Depositary") of the Offeror's acceptance of such Shares for payment. In all cases, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which shall act as agent for tendering stockholders for the purpose of receiving payment from the Offeror and transmitting payment to the tendering stockholders. Payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facilities (as defined in the Offer to Purchase), pursuant to the procedures set forth in the Offer to Purchase, (ii) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) and (iii) any other documents required by the Letter of Transmittal.

  If any of the conditions set forth in the Offer to Purchase that relate to the Offeror's obligations to purchase the Shares are not satisfied by 12:00 Midnight, New York City time, on Monday, April 28, 1997 (or any other time then set as the Expiration Date), the Offeror may, subject to the terms of the Merger Agreement, (i) extend the Offer and, subject to applicable withdrawal rights, retain all tendered Shares until the expiration of the Offer, as extended, (ii) subject to complying with applicable rules and regulations of the Securities and Exchange Commission, accept for payment all Shares so tendered and not extend the Offer, or (iii) terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering stockholders. The term

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"Expiration Date" shall mean 12:00 Midnight, New York City time, on Monday,
April 28, 1997, unless the Offeror shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Offeror, shall expire. The Offeror expressly reserves the right, in its sole discretion, at any time or from time to time, subject to applicable law and to the terms of the Merger Agreement, to extend the period during which the Offer is open by giving oral or written notice of such extension to the Depositary followed by, as promptly as practicable, a public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

  Except as otherwise provided in Section 4 of the Offer to Purchase, tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment, may also be withdrawn at any time after May 30, 1997. For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name in which the certificates representing such Shares are registered, if different from that of the person who tendered the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution (as defined in the Offer to Purchase), the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedure for book-entry transfer as set forth in the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Facility's procedures. All questions as to the form and validity (including time of receipt) of a notice of withdrawal will be determined by the Offeror, in its sole discretion, and its determination shall be final and binding on all parties.

  The information required to be disclosed by Paragraph (e)(1)(vii) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

  The Company has provided the Offeror with the Company's list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and other related materials are being mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the list of stockholders or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

  THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

  Requests for copies of the Offer to Purchase and the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent or the Dealer Manager as set forth below, and copies will be furnished promptly at the Offeror's expense. No fees or commissions will be payable to brokers, dealers or other persons other than the Information Agent, the Dealer Manager and the Depositary for soliciting tenders of Shares pursuant to the Offer.

  The Information Agent for the Offer is:

      CORPORATE INVESTOR COMMUNICATIONS, INC.
      111 Commerce Road
      Carlstadt, New Jersey 07072-2586

      Banks and Brokers call collect (201) 896-1900
      All others call Toll Free: (888) 805-6307

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  The Dealer Manager for the Offer is:

      DONALDSON, LUFKIN & JENRETTE
      Securities Corporation
      277 Park Avenue
      New York, New York 10172
      (212) 892-7700 (Call collect)

April 1, 1997

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